EXHIBIT 10.1
Pet DRx 2009 Employee Bonus Plan
The Board of Directors (the “Board”) of Pet DRx (the “Company”) established the Pet DRx Corporation 2009 Employee Bonus Plan (the “Bonus Plan”). The Bonus Plan provides for a performance-based annual bonus program for senior executive officers. The Board established a specific objective annual performance goal and set target awards for participants in the Bonus Plan upon the recommendation of the Compensation Committee of the Board. The performance goal is intended to ensure that the senior executive officers are fully aligned to achieve improved operation performance for the Company’s existing business and to deploy capital effectively and profitability.
Eligible Employees: Participants in the Executive Bonus Plan. The Company’s Chairman and Chief Executive Officer, Executive Vice President and Chief Financial Officer, and Executive Vice President, General Counsel & Secretary are eligible to participate in the Bonus Plan.
Performance Goals. The Board established performance goals based upon the achievement of specified levels of earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the Company during 2009.
Target Incentive Award. The incentive award expressed as a percentage of base salary, assigned to the select senior executive officer is 25%. The Board, upon recommendation by the Compensation Committee, will be responsible for determining whether the performance goal has been attained.